EXHIBIT 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com
FOR IMMEDIATE RELEASE

PROGENICS PHARMACEUTICALS ANNOUNCES A CHANGING OF THE GUARD ON ITS BOARD OF DIRECTORS

-Michael Kishbauch, former CEO of Achillion, joins Board
-Stephen Goff retires from Board following 20 years of service

TARRYTOWN, NY, September 11, 2013 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) has announced that Michael D. Kishbauch, an experienced and innovative leader in the healthcare industry, has been elected to its Board of Directors.  Stephen P. Goff, Ph.D., who has served on the Board since 1993, has retired.  Both are effective today.  Mr. Kishbauch has held senior management positions in the life sciences industry for over 28 years, most recently as President and CEO of Achillion Pharmaceuticals.

"Our newest Board member brings a wealth of experience, expertise and enthusiasm to our team," said Peter Crowley, Chairman of the Board of Progenics.
 "The Board at Progenics is instrumental in providing the vision and support needed to further our mission to become a pre-eminent oncology company.  We are honored to welcome Michael to our Board as we work to address the unmet medical needs of cancer patients and their families," said Mark R. Baker, Chief Executive Officer.

Mr. Kishbauch has extensive operational, strategic, product planning, promotion, sales, marketing and product launch experience.  Prior to his work at Achillion, Michael founded and served as President and Chief Executive Officer of OraPharma, Inc., which was a publicly traded, commercial-stage pharmaceutical company focused on oral health care.  OraPharma was acquired by Johnson & Johnson.  Michael previously held senior management positions with MedImmune, Inc.; has held board positions with several other life sciences companies; and continues to serve on Achillion's Board.  He holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University.

"I am pleased for the opportunity to help guide Progenics, and grateful to play a role in fundamentally changing the landscape for patients suffering from prostate and other cancers," said Mr. Kishbauch.  "My experience in the healthcare sector helps me to appreciate the value an organization like Progenics brings in advancing innovative, yet practical, approaches to diagnosing and treating prostate and other cancers."

Dr. Goff is stepping down from the Progenics Board after 20 years of service.  "Steve Goff has inspired generations of Progenics scientists throughout his tenure," said Mark Baker.  "We will miss his wisdom and guidance."

About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both in Phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AzedraTM, an ultra-orphan radiotherapy candidate also in phase 2 under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. is developing Relistor in Japan. For additional information, please visit www.progenics.com.

This release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

Contacts for Progenics Pharmaceuticals:
Kathleen Fredriksen
Director, Corporate Development
(914) 789-2871kfredriksen@progenics.com